UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 29, 2009
FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-5893	13-5651322

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1115 Broadway, New York, New York	10010

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 798-4700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURE
EX-10.45: EMPLOYMENT AGREEMENT
EX-10.46: STOCK OPTION AGREEMENT
EX-10.47: RESTRICTED STOCK AGREEMENT
EX-99.1: PRESS RELEASE

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On January 29, 2008, Frederick’s of Hollywood Group Inc. (“Company”) entered into an employment agreement with Thomas Lynch, a current member of the Company’s board of directors, which provides for Mr. Lynch to be employed as the Company’s Chief Executive Officer for a two year term which commenced on January 2, 2009 until January 2, 2011 at a base salary of $600,000 per year. Pursuant to the terms of the employment agreement, in addition to his base salary, Mr. Lynch is eligible to receive, for the fiscal years ending July 31, 2010 and July 30, 2011, an annual performance bonus equal to 65% of his base salary based on achieving certain targeted performance goals determined by the compensation committee after consultation with him. The bonus for the fiscal year ending July 31, 2011 will be prorated for the partial year. No performance bonus will be paid to Mr. Lynch for the fiscal year ending July 25, 2009.
     In addition to his base salary, on January 29, 2009, the Company granted Mr. Lynch a ten-year, non-qualified option to purchase 360,000 shares of common stock under the Company’s 1988 Stock Option Plan at an exercise price of $0.38 per share. 120,000 option shares are immediately exercisable and 120,000 shares will vest on each of January 2, 2010 and 2011.
     Additionally, on January 29, 2009, the Company issued Mr. Lynch 100,000 shares of restricted stock. 50,000 shares will vest on January 2, 2010, provided that Mr. Lynch is employed by the Company and that he has purchased an aggregate of 250,000 shares of common stock in the open market in accordance with the terms of a 10b5-1 trading plan to be entered into by Mr. Lynch during the first open window period that such plan can be entered into in accordance with the terms of the Company’s insider trading policy (the “stock purchase”). If Mr. Lynch does not complete the stock purchase by January 2, 2010, then the 50,000 shares will not vest on such date; however, all 100,000 shares will vest on January 2, 2011 provided that Mr. Lynch is employed by the Company and has completed the stock purchase by such date.
     The employment agreement provides that if, during the employment term, the Company terminates Mr. Lynch without “cause” or he terminates his employment for “good reason” (as such terms are defined in the employment agreement), the Company will be required to pay to him (i) his base salary for (a) four months from the date of termination if such date is prior to July 2, 2009, (b) six months from the date of termination if such date is between July 2, 2009 and January 2, 2010 or (c) eight months from the date of termination if such date is after January 2, 2010 and prior to the end of the employment term and (ii) his annual performance bonus, pro-rated to the date of termination. In addition, the portion of the stock option that would otherwise have vested within the one-year period following termination will immediately vest and the restricted stock would continue to vest as scheduled, provided that the stock purchase requirement is met.
     Mr. Lynch’s employment agreement also provides for the Company to pay the premiums on a life insurance policy for him providing a death benefit of $1,500,000 to Mr. Lynch’s designated beneficiary and a disability insurance policy for Mr. Lynch providing a non-taxable benefit of at least $10,000 per month payable to Mr. Lynch in the event of his disability. Under the employment agreement, Mr. Lynch is prohibited from disclosing confidential information about the Company and employing or soliciting any of the Company’s current employees to leave the Company during his employment and for a period of one year thereafter. The employment agreement does not contain any change of control provisions.
     The foregoing description is qualified in its entirely by the text of the employment agreement, stock option agreement and restricted stock agreement, copies of which are attached hereto as Exhibits 10.45, 10.46 and 10.47.

     On February 2, 2009, the Company issued a press release attached hereto as Exhibit 99.1, announcing the matters described in this Item 5.02.
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.
(c)	Exhibits:

10.45	Employment Agreement between the Company and Thomas Lynch, dated as of January 29, 2009

10.46	Stock Option Agreement between the Company and Thomas Lynch, dated as of January 29, 2009

10.47	Restricted Stock Agreement between the Company and Thomas Lynch, dated as of January 29, 2009

99.1	Press release, dated February 2, 2009

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2009	FREDERICK’S OF HOLLYWOOD GROUP INC.
	By:	/s/ Thomas Rende
Thomas Rende
Chief Financial Officer (Principal Financial and Accounting Officer)